Exhibit 99.1

For Publication on The Kraft Heinz Company’s Investor Relations Web Site

Kraft Heinz Statement Regarding Application of ASU 2016-15

November 6, 2017

Concurrent with the filing of our third quarter Form 10-Q (the “Form 10-Q”), which we expect to complete on November 6, 2017 or November 7, 2017, we will also file amendments to our first and second quarter Forms 10-Q to correctly classify certain items in our cash flow statements. The amendments reflect changes required by a new accounting standard (ASU 2016-15) that we early-adopted at the start of the year that we otherwise would have been required to do at the start of 2018.

In the normal course of business, we utilize trade receivable securitization and factoring programs for working capital needs and to provide efficient liquidity. The new standard requires the classification of a portion of cash received on securitized receivables (cash receipts on sold receivables) to Cash Flows from Investing Activities rather than from Cash Flows from Operating Activities.

Importantly, these accounting changes do not reflect a change in our underlying business and do not impact any other components of our consolidated financial statements, including the income statement, or balance sheet, including cash and cash equivalents.

The underlying cash receipts on sold receivables reflects the cash receipts from customers, whether classified as operating activities or investing activities within the cash flow statement. In addition, note that we have reduced the size of the securitization program in 2017.

Please refer to our SEC filings for additional information on these changes.